Partners:

Paul Aherne

John Cartwright

Joanne Collett

Mark Cummings

Stuart D’Addona

Nicholas Davies

Shamar Ennis

James Gaden

Thomas Granger

Kristen Kwok

Jo Lit

Callum McNeil

Alice Molan

Thomas Pugh

Andrew Randall

Rupen Shah

Denise Wong

** * * ***** **** *** *** **** ** ** * ** ****** * ** ******* **

Exhibit 5.1

9 December 2021	Our Ref: JT/WL/M6207-S12138

Melco Resorts & Entertainment Limited

36th Floor, The Centrium

60 Wyndham Street, Central

Hong Kong

Dear Sir or Madam

Melco Resorts & Entertainment Limited

We have acted as Cayman Islands legal advisers to Melco Resorts & Entertainment Limited (the “Company”) in connection with the Company’s registration statement on Form S-8, (the “Registration Statement”), to be filed with the Securities and Exchange Commission relating to the registration under the U.S. Securities Act of 1933, as amended, in relation to the ordinary shares of a par value of US$0.01 each in the share capital of the Company (the “Shares”) issuable pursuant to the Plan (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this Opinion nor upon matters of fact or the commercial terms of the transactions the subject of this Opinion.

Based upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.

Solely based on our review of the Certificate of Good Standing (as defined in Schedule 1), the Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

Walkers (Hong Kong)

滙嘉律師事務所 (香港)

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T +852 2284 4566 F +852 2284 4560 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

*England and Wales; **BVI; ***Cayman Islands; ****New South Wales (Australia); *****Ireland; ******Victoria (Australia); *******Bermuda

WALKERS	Page 2

2.

The Shares to be issued and allotted pursuant to the Plan have been duly authorised. When allotted, issued and fully paid for in the manner contemplated in the Plan and in accordance with the Resolutions (and/or any committee to whom the Board of Directors of the Company have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, the Shares will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS (Hong Kong)

WALKERS (Hong Kong)

WALKERS	Page 3

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 17 December 2004, the Certificate of Incorporation on Change of Name dated 9 August 2006, the Certificate of Incorporation on Change of Name dated 2 June 2008, the Certificate of Incorporation on Adoption of Dual Foreign Name dated 25 May 2012 and the Certificate of Incorporation on Change of Name dated 29 March 2017, the Amended and Restated Memorandum and Articles of Association as adopted on 29 March 2017 (the “Memorandum and Articles”) and the Register of Directors of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”).

2.	A Certificate of Good Standing dated 1 December 2021 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

3.

Copies of certified extracts of resolutions adopted at meetings of the Board of Directors of the Company dated 17 March 2021 and 2 June 2021 and poll results of the annual general meeting of Melco International Development Limited (“MIDL”) dated 4 June 2021 (the “Resolutions”).

4.	A copy of the Company’s 2021 Share Incentive Plan adopted on 4 June 2021 (the “Plan”).

5.	Form S-8 Registration Statement.

WALKERS	Page 4

SCHEDULE 2

ASSUMPTIONS

1.

The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a complete and accurate transaction of the original document they purport to translate.

2.	The Memorandum and Articles reviewed by us are the memorandum and articles of association of the Company and are in force at the date hereof.

3.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

4.

There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

5.

The Resolutions were duly adopted at duly convened meetings of the board of directors of the Company or a duly convened annual general meeting of MIDL (as appropriate) and such meetings were held and conducted in accordance with the Memorandum and Articles or the memorandum and articles of association of MIDL (as appropriate).

6.	The Resolutions remain in full force and effect and have not been revoked or varied.

7.	The Shares will be issued in accordance with the Plan and the Resolutions.

WALKERS	Page 5

QUALIFICATIONS

1.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.